Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series B	$3,000,000	$117.90
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $117.90 is being paid in connection with the registration of these Medium-Term Notes, Series B.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
The Bear Stearns Companies Inc.
$3,000,000 Medium-Term Notes, Series B
Accelerated Market Participation Securities (“AMPS”)
Linked to the Standard and Poor’s 500® Index, due March 13, 2009

•
The Notes are linked to the performance of the Standard and Poor’s 500® Index (the “Index”) and are not principal protected. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.00. On the Maturity Date, you will receive the “Cash Settlement Value,” an amount in cash depending on the Index Return.

•	The Cash Settlement Value, per Note, will be calculated as follows:

(i) if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of (a) $1,000 multiplied by (b) the Upside Participation Rate (200.00%) multiplied by (c) the Index Return; provided that in no event will the Cash Settlement Value payable at maturity exceed $1,230.00 per Note, which represents a maximum return of 23.00% on the Notes;
(ii) if the Index Return is less than or equal to zero but greater than or equal to -10.00%, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or
(iii) if the Index Return is less than -10.00%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1.1111% of the $1,000 principal amount for each percentage point that the Index Return is less than -10.00%. For example, if the Index Return is -30%, you will suffer a 22.22% loss and, therefore, the Cash Settlement Value of each Note will be equal to 77.78% of the principal amount.

•	The Index Return will equal the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.

•	The Upside Participation Rate will equal 200.00%.

•	The Notes will not pay interest during the term of the Notes.

•	The Notes will not be listed on any securities exchange or quotation system.

•	The scheduled Calculation Date for the Notes is March 10, 2009. The Calculation Date is subject to adjustment as described herein.

•	The Maturity Date for the Notes is expected to be March 13, 2009. If the Calculation Date is postponed, the Maturity Date will be three Business Days following the postponed Calculation Date.

•	The CUSIP number for the Notes is 0739282P7.

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THE NOTES ARE NOT PRINCIPAL PROTECTED. THEREFORE, YOU MAY RECEIVE LESS, AND POSSIBLY SIGNIFICANTLY LESS, THAN YOUR INITIAL INVESTMENT IN THE NOTES. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-10.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500,” and “500” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and have been licensed for use for certain purposes by The Bear Stearns Companies Inc. The Notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.00%	$3,000,000
Agent’s discount	0.10%	$3,000
Proceeds, before expenses, to us	99.90%	$2,997,000

Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which will be a function of the prevailing market conditions and the level of the Index at the time of the relevant sale.

We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about February 12, 2008, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. Conduct Rules.

We may grant our affiliate Bear, Stearns & Co. Inc. a 30-day option from the date of the final pricing supplement to purchase from us up to an additional $450,000 of Notes at the public offering price to cover any over-allotments.

_______________
Bear, Stearns & Co. Inc.
February 12, 2008

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes linked to the Index. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent in any manner with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Linked to the Standard and Poor’s 500® Index, due March 13, 2009 (the “Notes”) are Notes whose return is tied or “linked” to the performance of the Index. When we refer to Note or Notes in this pricing supplement, we mean $1,000.00 principal amount of Notes. The Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash depending on the Index Return. The Cash Settlement Value, per Note, will be calculated as follows:

(i) if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of (a) $1,000 multiplied by (b) the Upside Participation Rate (200.00%) multiplied by (c) the Index Return; provided that in no event will the Cash Settlement Value payable at maturity exceed $1,230.00 per Note, which represents a maximum return of 23.00% on the Notes;

(ii) if the Index Return is less than or equal to zero but greater than or equal to -10.00%, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or

(iii) if the Index Return is less than -10.00%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1.1111% of the $1,000 principal amount for each percentage point that the Index Return is less than -10.00%. For example, if the Index Return is -30%, you will suffer a 22.22% loss and, therefore, the Cash Settlement Value of each Note will be equal to 77.78% of the principal amount.

The Index Return will equal the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.

The Upside Participation Rate will equal 200.00%.

Selected Investment Considerations

•	Growth potential—The return, if any, on the Notes is based upon whether and the extent to which (subject to the maximum return of 23.00%) the Final Index Level is greater than the Initial Index Level.

•
Potential leverage in the increase, if any, of the Index—The Notes may be an attractive investment for investors who have a bullish view of the Index over the term of the Notes. If held to maturity, the Notes allow you to participate in the potential increase in the Index, not to exceed the maximum return of 23.00%.

•	Diversification—Because the Index represents a broad spectrum of the United States equity market, the Notes may allow you to diversify an existing portfolio.

•
Taxes—The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the level of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). See “Certain U.S. Federal Income Tax Considerations” herein.

Selected Risk Considerations

•
Possible loss of principal—The Notes are not principal protected. If the Index Return is less than -10.00%, for each 1% difference between the Index Return and -10.00%, you will lose an amount of your Notes equal to the product of (i) 1.1111% multiplied by (ii) the $1,000.00 principal amount of the Notes (which amount will be greater than the 1% difference between the Index Return and -10.00%).

•
No current income—We will not pay any interest during the term of the Notes. The yield on the Notes, therefore, may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same Maturity Date from an issuer with a comparable credit rating.

•
Maximum return on the Notes of 23.00%—You will not receive more than the maximum return of 23.00% at maturity, regardless of the positive percentage increase of the Final Index Level over the Initial Index Level. Because the maximum return on the Notes is 23.00%, the maximum Cash Settlement Value is $1,230.00.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes upon request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Index:	Standard & Poor’s 500® Index (ticker “SPX”), as published by S&P (the “Sponsor”).

Principal amount:
Each Note will be issued in minimum denominations of $1,000.00 and $1,000.00 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000.00. The aggregate principal amount of the Notes being offered is $3,000,000. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.00.

Further issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Cash Settlement Value:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Index Return. The Cash Settlement Value, per Note, will be calculated as follows:

(i) if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of (a) $1,000 multiplied by (b) the Upside Participation Rate (200.00%) multiplied by (c) the Index Return; provided that in no event will the Cash Settlement Value payable at maturity exceed $1,230.00 per Note, which represents a maximum return of 23.00% on the Notes;

(ii) if the Index Return is less than or equal to zero but greater than or equal to -10.00%, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or

(iii) if the Index Return is less than -10.00%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1.1111% of the $1,000 principal amount for each percentage point that the Index Return is less than -10.00%. For example, if the Index Return is -30%, you will suffer a 22.22% loss and, therefore, the Cash Settlement Value of each Note will be equal to 77.78% of the principal amount.

Index Return:	Equals the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.

Upside Participation Rate:	Equals 200.00%.

Interest:	The Notes will not bear interest during the term of the Notes.

Initial Index Level:	Equals 1,336.91, the closing level of the Index on February 7, 2008, as determined by the Calculation Agent.

Final Index Level:	The Final Index Level will be determined by the Calculation Agent and will equal the closing level of the Index on the Calculation Date as determined by the Calculation Agent.

Calculation Date:
March 10, 2009 unless such date is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events.”

Issue Date:	February 12, 2008.

Maturity Date:
The Notes are expected to mature on March 13, 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Business Days following the adjusted Calculation Date.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

Index Business Day:	Means any day on which the Relevant Exchange (as defined below) and each Related Exchange (as defined below) are scheduled to be open for trading.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Calculation Agent:	Bear, Stearns & Co. Inc. (“Bear Stearns”).

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000.00, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.00.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior, unsecured, unsubordinated debt securities, the value of which is linked to the performance of the Index over the term of the Notes, as measured by the Index Return. The Notes will not bear interest, and no other payments will be made prior to maturity. See the section “Risk Factors” for selected risk considerations prior to making an investment in the Notes.

The Notes are expected to mature on March 13, 2009. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes each with a principal amount of $1,000.00. You should refer to the section “Description of the Notes” for a detailed description of the Notes prior to making an investment in the Notes.

Are the Notes principal protected?

No. The Notes are not principal protected and your entire principal investment in the Notes is at risk of loss. If the Index Return is less than -10.00%, for each 1% difference between the Index Return and -10.00% you will lose an amount of your Notes equal to the product of (i) 1.1111% multiplied by (ii) the $1,000.00 principal amount of the Notes (which amount will be greater than the difference between the Index Return and -10.00%).

Are the Notes equity or debt securities?

The Notes are our unsecured, unsubordinated debt securities. However, the Notes differ from traditional debt securities in that the Notes are not principal protected and offer the opportunity to participate in the positive performance of the Index, if any, subject to a maximum return of 23.00%. If the Index Return is less than -10.00%, you will receive less, and possibly significantly less, than your initial investment in the Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

The Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Index Return. The Cash Settlement Value, per Note, will be calculated as follows:

(i) If the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of (a) $1,000 multiplied by (b) the Upside Participation Rate (200.00%) multiplied by (c) the Index Return; provided that in no event will the Cash Settlement Value payable at maturity exceed $1,230.00 per Note, which represents a maximum return of 23.00% on the Notes;

(ii) if the Index Return is less than or equal to zero but greater than or equal to -10.00%, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or

(iii) if the Index Return is less than -10.00%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1.1111% of the $1,000 principal amount for each percentage point that the Index Return is less than -10.00%. For example, if the Index Return is -30%, you will suffer a 22.22% loss and, therefore, the Cash Settlement Value of each Note will be equal to 77.78% of the principal amount.

The Index Return equals the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.

The Upside Participation Rate equals 200.00%.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Will there be additional offerings of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear, Stearns & Co. Inc., and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and level of the Index at the time of the relevant sale.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

What is the Index?

Unless otherwise stated, all information on the Index that is provided in this pricing supplement is derived from the Sponsor or other publicly available sources. The Index is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

As of February 7, 2008, the common stocks of 424 companies, or 84.8% of the companies of the Index, were traded on the New York Stock Exchange (“NYSE” ); the common stocks of 76 companies, or 15.2% of companies of the Index, were traded on The Nasdaq Stock Market (“Nasdaq”). As of that date, none of the common stocks included in the Index were companies traded on the American Stock Exchange (“AMEX”).

For more information, see the section “Description of the Index.”

How has the Index performed historically?

We have provided tables and graphs depicting the performance of the Index from January 1998 through January 2008. You can find these tables and graphs in the section “Description of the Index - Historical Data on the Index.” We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance is not indicative of the manner in which the Index will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Index is not an indication of the future performance of the Index.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer generally to the section “Risk Factors.” If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank Plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the performance of an underlying equity index, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of the level of the Index. In particular, the Notes may be an attractive investment for investors who:

•	want potential upside exposure to stocks underlying the Index;

•	believe that the level of the Index will increase over the term of the Notes and that such increase will not exceed 23.00%;

•
are willing to risk the possible loss of their initial investment in the Notes in exchange for the opportunity to participate in the appreciation, if any, of the Index of up to 11.50% (which represents a maximum return per Note of 23.00%);

•	are willing to hold the Notes until maturity; and

•	are willing to forgo income in the form of interest payments on the Notes or dividend payments on the stocks underlying the Index.

The Notes may not be a suitable investment for you if:

•	you seek principal protection;

•	you seek current income or dividend payments from your investment;

•	you seek an investment that offers the possibility to fully participate in the potential appreciation of the Index (since the return on the Notes is capped at 23.00%);

•	you seek an investment with an active secondary market;

•	you are unable or unwilling to hold the Notes until maturity; or

•	you do not have a bullish view of the Index over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). It is possible that certain of the components of the Index could be treated as “pass-thru entities” for purposes of section 1260 of the Code, in which case the “constructive ownership” rules of section 1260 could cause a portion of any long-term capital gain that is recognized on sale, exchange, maturity, or other taxable disposition of the Notes to be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the Notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a Note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or church plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” in this pricing supplement before investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Index. However, your ability to participate in the appreciation of the Index is limited. The maximum return on the Notes is 23.00%. Therefore, the maximum Cash Settlement Value is $1,230.00 and the Cash Settlement Value will not reflect the increase in the Index if the Index Return is greater than 11.50%. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a substantial loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Index will fluctuate, and the possibility that you will receive a substantially lower amount of principal than the amount you invested. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, judicial and political events, and that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not principal protected. If the Index Return is less than -10.00%, for each 1% difference between the Index Return and -10.00%, you will lose an amount of your Notes equal to the product of (i) 1.1111% multiplied by (ii) the $1,000.00 principal amount of the Notes (which amount will be greater than the difference between the Index Return and -10.00%).

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

The trading value of the Notes will not necessarily be directly related to the level of the Index.

Even if the level of the Index increases above the Initial Index Level during the term of the Notes, the trading value of the Notes may not increase by the same amount. It is also possible for the Index Return to increase while the trading value of the Notes declines.

You must rely on your own evaluation of the merits of an investment linked to the Index.

In the ordinary course of our business, we may from time to time express views on expected movements in the Index and in the stocks underlying the Index. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Index and the stocks that underlie the Index and not rely on our views with respect to future movements in these industries and stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index.

Your yield will not reflect dividends on the securities underlying the Index.

The Index does not reflect the payment of dividends or other distributions on its underlying securities. Therefore, the yield based on the Index to the maturity of the Notes will not produce the same yield as if you had purchased such underlying stocks and held them for a similar period. You should refer to the section “Description of the Notes” for a detailed description of the Notes prior to making an investment in the Notes.

Your return on the Notes will not exceed 23.00% over the term of the Notes, regardless of the positive percentage increase of the Final Index Level over the Initial Index Level.

If the Index Return is greater than or equal to 11.50%, the Cash Settlement Value will be equal to $1,230.00. Thus, if the Final Index Level is greater than 111.50% of the Initial Index Level, regardless of the extent to which the Final Index Level is greater than the Initial Index Level, we will pay you $1,230.00 per Note, which represents a maximum return of 23.00% on the Notes. Under these circumstances, the Cash Settlement Value you receive at maturity will not fully reflect the performance of the Index.

Tax Consequences.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the Index, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the level of the Index will fluctuate in accordance with changes in the financial condition of the companies issuing the securities comprising the Index, the level of the underlying securities comprising the Index generally and other factors. The financial condition of the companies issuing the securities comprising the Index may become impaired or the general condition of the equity market may deteriorate, either of which may cause a decrease in the level of the Index and thus in the value of the Notes. Securities are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying securities comprising the Index change. Investor perceptions regarding the companies issuing the securities comprising the Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index is expected to fluctuate until the Maturity Date.

The historical performance of the Index is not an indication of the future performance of the Index.

The historical performance of the Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Index. While the trading prices of the underlying securities comprising the Index will determine the level of the Index, it is impossible to predict whether the level of the Index will fall or rise. Trading prices of the underlying securities comprising the Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying securities are traded, and by various circumstances that can influence the levels of the underlying securities in a specific market segment or the level of a particular underlying stock.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Index, whether the level of the Index is greater than or equal to the Initial Index Level, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the level of the Index is less than, equal to or not sufficiently above the Initial Index Level. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Index performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the level of the Index is greater than the Initial Index Level. If you decide to sell your Notes when the level of the Index exceeds the Initial Index Level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that level of the Index because of expectations that the level of the Index will continue to fluctuate until the Final Index Level is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the securities in the Index may also affect the level of the Index and, thus, the value of the Notes.

•
Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the level of the Index will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Index on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes is expected to increase. Interest rates may also affect the economy and, in turn, the level of the Index, which would affect the value of the Notes. Rising interest rates may lower the level of the Index and, thus, the value of the Notes. Falling interest rates may increase the level of the Index and, thus, the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A2 by Moody’s Investor Service, Inc. and A by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Index, it is uncertain whether an improvement in our credit ratings, financial condition or results of operations will have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. A “time premium” results from expectations concerning the level of the Index during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes may be less sensitive to the volatility of the Index.

•
Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Index. In general, because the Index does not incorporate the value of dividend payments, higher dividend yields is expected to reduce the value of the Notes and, conversely, lower dividend yields is expected to increase the value of the Notes.

•
Events involving the companies issuing the securities comprising the Index. General economic conditions and earnings results of the companies whose stocks comprise the Index, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. For example, some of the stocks included in the Index may be affected by mergers and acquisitions, which can contribute to volatility of the Index. As a result of a merger or acquisition, one or more stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•
Size and liquidity of the trading market. The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Inclusion of commission. The inclusion of commissions and projected profit from hedging in the original price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Bear Stearns may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of dealer discounts, mark-ups or other transaction costs.

Bear Stearns has advised us that they intend, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made.

The effect of one of the factors specified above may offset some or all of any change in the value of the Notes attributable to another factor.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Index. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Index.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Index Level, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to the sections “Description of the Notes - Discontinuance of the Index,” “- Adjustments to the Index” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See the section “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, for their proprietary accounts and for other accounts under their management, engage in transactions involving the stocks underlying the Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual futures contracts on the Index and on stocks included in the Index, futures contracts on the Index and/or options on these futures contracts. These transactions may influence the value of such stocks, and therefore the level of the Index. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to the section “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the Index will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsor is responsible for calculating and maintaining the Index. The policies of the Sponsor concerning the calculation of the Index will affect the level of the Index and, therefore, will affect the trading value of the Notes and the Cash Settlement Value.

If the Sponsor discontinues or suspends calculation or publication of the Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If this occurs, the Calculation Agent will determine the value of the Notes. As a result, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. In addition, if the Sponsor discontinues or suspends calculation of the Index at any time prior to the Maturity Date and a Successor Index (as defined herein) is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines will (as closely as reasonably possible) replicate the Index. The level of the Index is only one of the factors that will affect this determination and the value of the Notes prior to maturity. See the sections “Description of the Notes - Discontinuance of the Index” and “Description of the Index.”

The Sponsor may change the companies underlying the Index in a way that adversely affects the level of the Index and consequently the value of the Notes.

The Sponsor can add, delete or substitute the stocks underlying the Index or make other methodological changes that could adversely change the level of the Index, the Final Index Level and the value of the Notes. You should realize that changes in the companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by any of the companies whose stocks are included in the Index.

Our common stock is a component of the Index. However, we are not affiliated with any of the other companies whose stock underlies the Index. Actions by any company whose stock is part of the Index may have an adverse effect on the price of its stock, the Final Index Level, and the trading value of the Notes. These companies (other than us) are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These other companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These other companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

We are not affiliated with any of the other companies included in the Index and are not responsible for any disclosure by any such company. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Index or any company included in the Index. You should make your own investigation into the Index and the companies underlying the Index.

We and our affiliates have no affiliation with the Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsor (except for the licensing arrangements discussed in the section “Description of the Index—License Agreement”) and have no ability to control or predict the Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index and the Sponsor. The Sponsor is not involved in any way in the offering of the Notes and has no obligation to consider your interests as an owner of Notes when it takes any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Index, the level of the Index, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the stocks underlying the Index or derivative or synthetic instruments related to those stocks for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the level of the Index in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the level of the Index, including the Final Index Level, and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the stocks that comprise the Index, or derivative or synthetic instruments related to those stocks or the Index, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the stocks that underlie the Index. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the level of the Index, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Index or the companies issuing the securities included in the Index. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of securities included in the Index and, therefore, the Final Index Level and the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the securities included in the Index, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the level of the Index and therefore the determination of the Cash Settlement Value by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $3,000,000. The Notes are expected to mature on March 13, 2009 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000.00; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.00. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000.00 principal amount of Notes. The Notes will not be listed on any securities exchange or quotation system.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 30-day option we grant to Bear Stearns. The prices of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and Index Level at the time of the relevant sale.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Index Return. The Cash Settlement Value, per Note, will be calculated as follows:

(i) if the Index Return is greater than zero, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note plus the product of (a) $1,000 multiplied by (b) the Upside Participation Rate (200.00%) multiplied by (c) the Index Return; provided that in no event will the Cash Settlement Value payable at maturity exceed $1,230.00 per Note, which represents a maximum return of 23.00% on the Notes;

(ii) if the Index Return is less than or equal to zero but greater than or equal to -10.00%, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Note; or

(iii) if the Index Return is less than -10.00%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1.1111% of the $1,000 principal amount for each percentage point that the Index Return is less than -10.00%. For example, if the Index Return is -30%, you will suffer a 22.22% loss and, therefore, the Cash Settlement Value of each Note will be equal to 77.78% of the principal amount.

The “Index Return” will equal the quotient of (a) the Final Index Level minus the Initial Index Level, divided by (b) the Initial Index Level.

The “Upside Participation Rate” equals 200.00%.

The “Initial Index Level” equals 1,336.91, the closing level of the Index on February 7, 2008.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing level of the Index on the Calculation Date.

The “Calculation Date” is scheduled to be March 10, 2009 unless such date is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events.”

The “Maturity Date” is expected to be March 13, 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Business Days following the adjusted Calculation Date.

An “Index Business Day” means any day on which the Relevant Exchange (as defined below) and each Related Exchange (as defined below) are scheduled to be open for trading.

A “Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Illustrative Examples

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the Index or the future value of the Notes.

Because the level of the Index may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all possible Cash Settlement Values. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the Index during the term of the Notes. You should not construe these examples or the data included in any table or graph below as an indication or assurance of the expected performance of the Notes. Numbers used in these examples may be rounded for ease of use.

You can review the historical levels of the Index in the section of this pricing supplement called “Description of the Index.” The historical performance of the Index included in this pricing supplement should not be taken as an indication of the future performance of the Index during the term of the Notes. It is impossible to predict whether the Final Index Level will be greater than or less than the Initial Index Level.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000.00 aggregate principal amount of Notes at the initial public offering price of $1,000.00.

•	Investor holds the Notes to maturity.

•	The Initial Index Level is equal to 1,350.00.

•	The maximum return on the Notes is 23.00%, or $1,230.00 per Note.

•	The Upside Participation Rate is 200.00%.

•	All returns are based on a 13-month term; pre-tax basis.

•	No Market Disruption Events occur during the term of the Notes.

Example 1: The Index Return is positive and the Cash Settlement Value is capped at $1,230.00.

In this example, the Index rises over the term of the Notes. On the Calculation Date, the Final Index Level is 1,890.00, representing an Index Return of 40.00%, as calculated below:

Because the Index Return is positive, the Cash Settlement Value will be equal to the $1,000.00 principal amount of the Notes plus the product of (a) $1,000.00 multiplied by (b) the Upside Participation Rate multiplied by (c) the Index Return; provided that in no event will the Cash Settlement Value payable at maturity exceed $1,230.00 per Note. In this example, since the Index Return is greater than 11.50%, the Cash Settlement Value on the Maturity Date would be capped at $1,230.00, which provides the maximum return on the Notes of 23.00%. This example illustrates the fact that the return on your Notes will be limited to the maximum return on the Notes of 23.00%.

Example 2: The Index Return is positive.

In this example, the Index rises over the term of the Notes. On the Calculation Date, the Final Index Level is 1,485.00, representing an Index Return of 10.00%, as calculated below.

Because the Index Return is equal to 10.00% (which is less than the maximum return of 23.00%), the Cash Settlement Value would be $1,200.00, as calculated below.

In this example, the level of the Index rises 10.00% over the term of the Notes. Your return on investment, however, would benefit from the Upside Participation Rate and would be 20.00%.

Example 3: The Index Return is negative, but is greater than -10.00%.

In this example, the Index declines over the term of the Notes. On the Calculation Date, the Final Index Level is 1,242.00, representing an Index Return of -8.00%, as calculated below.

Since the Index Return is negative but is greater than -10.00%, the Cash Settlement Value would equal the $1,000.00 principal amount of the Note.

In this example, the level of the Index decreases 8.00% over the term of the Notes, and your return on investment would be 0.00%.

Example 4: The Index Return is negative and is less than -10.00%.

In this example, the Index declines over the term of the Notes. On the Calculation Date, the Final Index Level is 945.00, representing an Index Return of -30.00%, as calculated below:

In this example, where the Index Return is less than -10.00%, the Cash Settlement Value would be $777.80 because the Cash Settlement Value for each Note is equal to the $1,000 principal amount minus 1.1111% of the $1,000 principal amount for each percentage point that the Index Return is less than -10.00%. In this example, the Index Return is -30.00%. Therefore, you will suffer a 22.22% loss and receive 77.78% of the principal amount of your investment at maturity. This example demonstrates that if the Index Return is less than -10.00%, you will lose some or possibly all of your initial investment in the Notes.

Summary of Examples 1 Through 4
Reflecting the Cash Settlement Value

	Example 1	Example 2	Example 3	Example 4
Initial Index Level	1,350.00	1,350.00	1,350.00	1,350.00
Hypothetical Final Index Level	1,890.00	1,485.00	1,242.00	945.00
Value of Final Index Level relative to the Initial Index Level	Higher	Higher	Lower	Lower
Principal fully repaid?	Yes	Yes	Yes	No
Cash Settlement Value per Note	$1,230.00	$1,200.00	$1,000.00	$777.80

Table of Hypothetical Cash Settlement Values
Initial Index Level	Final Index Level	Index Return	Cash Settlement Value Per Note	Return if Held to Maturity	Initial Index Level	Final Index Level	Index Return	Cash Settlement Value Per Note	Return if Held to Maturity
1,350.00	1,728.00	+28.00%	$ 1,230.00	23.00%	1,350.00	1,336.50	-1.00%	1000.00	0.00%
1,350.00	1,714.50	+27.00%	$ 1,230.00	23.00%	1,350.00	1,323.00	-2.00%	1000.00	0.00%
1,350.00	1,701.00	+26.00%	$ 1,230.00	23.00%	1,350.00	1,309.50	-3.00%	1000.00	0.00%
1,350.00	1,687.50	+25.00%	$ 1,230.00	23.00%	1,350.00	1,296.00	-4.00%	1000.00	0.00%
1,350.00	1,674.00	+24.00%	$ 1,230.00	23.00%	1,350.00	1,282.50	-5.00%	1000.00	0.00%
1,350.00	1,660.50	+23.00%	$ 1,230.00	23.00%	1,350.00	1,269.00	-6.00%	1000.00	0.00%
1,350.00	1,647.00	+22.00%	$ 1,230.00	23.00%	1,350.00	1,255.50	-7.00%	1000.00	0.00%
1,350.00	1,633.50	+21.00%	$ 1,230.00	23.00%	1,350.00	1,242.00	-8.00%	1000.00	0.00%
1,350.00	1,620.00	+20.00%	$ 1,230.00	23.00%	1,350.00	1,228.50	-9.00%	1000.00	0.00%
1,350.00	1,606.50	+19.00%	$ 1,230.00	23.00%	1,350.00	1,215.00	-10.00%	1000.00	0.00%
1,350.00	1,593.00	+18.00%	$ 1,230.00	23.00%	1,350.00	1,201.50	-11.00%	988.89	-1.11%
1,350.00	1,579.50	+17.00%	$ 1,230.00	23.00%	1,350.00	1,188.00	-12.00%	977.78	-2.22%
1,350.00	1,566.00	+16.00%	$ 1,230.00	23.00%	1,350.00	1,174.50	-13.00%	966.67	-3.33%
1,350.00	1,552.50	+15.00%	$ 1,230.00	23.00%	1,350.00	1,161.00	-14.00%	955.56	-4.44%
1,350.00	1,539.00	+14.00%	$ 1,230.00	23.00%	1,350.00	1,147.50	-15.00%	944.44	-5.56%
1,350.00	1,525.50	+13.00%	$ 1,230.00	23.00%	1,350.00	1,134.00	-16.00%	933.33	-6.67%
1,350.00	1,512.00	+12.00%	$ 1,230.00	23.00%	1,350.00	1,120.50	-17.00%	922.22	-7.78%
1,350.00	1,498.50	+11.00%	$ 1,220.00	22.00%	1,350.00	1,107.00	-18.00%	911.11	-8.89%
1,350.00	1,485.00	+10.00%	$ 1,200.00	20.00%	1,350.00	1,093.50	-19.00%	900.00	-10.00%
1,350.00	1,471.50	+9.00%	$ 1,180.00	18.00%	1,350.00	1,080.00	-20.00%	888.89	-11.11%
1,350.00	1,458.00	+8.00%	$ 1,160.00	16.00%	1,350.00	1,066.50	-21.00%	877.78	-12.22%
1,350.00	1,444.50	+7.00%	$ 1,140.00	14.00%	1,350.00	1,053.00	-22.00%	866.67	-13.33%
1,350.00	1,431.00	+6.00%	$ 1,120.00	12.00%	1,350.00	1,039.50	-23.00%	855.56	-14.44%
1,350.00	1,417.50	+5.00%	$ 1,100.00	10.00%	1,350.00	1,026.00	-24.00%	844.44	-15.56%
1,350.00	1,404.00	+4.00%	$ 1,080.00	8.00%	1,350.00	1,012.50	-25.00%	833.33	-16.67%
1,350.00	1,390.50	+3.00%	$ 1,060.00	6.00%	1,350.00	999.00	-26.00%	822.22	-17.78%
1,350.00	1,377.00	+2.00%	$ 1,040.00	4.00%	1,350.00	985.50	-27.00%	811.11	-18.89%
1,350.00	1,363.50	+1.00%	$ 1,020.00	2.00%	1,350.00	972.00	-28.00%	800.00	-20.00%
1,350.00	1,350.00	0.00%	$ 1,000.00	0.00%	1,350.00	958.50	-29.00%	788.89	-21.11%

Discontinuance of the Index

If the Sponsor discontinues publication of or otherwise fails to publish the Index and such Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Final Index Level for such Index will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchanges or markets for the Successor Index on the date as of which such Final Index Level for such Index is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Index.

If the Index is discontinued or if the Sponsor fails to publish the Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Value, the Calculation Agent will determine the level to be used for the Final Index Level for the Index. The level to be used for the Final Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, failure or modification but using only those securities that comprised the Index immediately prior to that discontinuance, failure or modification. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Index

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the Initial Index Level, the Final Index Level or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Calculation Date, the Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the level of the Index.

Market Disruption Events

If there is a Market Disruption Event on the Calculation Date, the Final Index Level will be determined on the first succeeding Index Business Day on which there is no Market Disruption Event. In no event, however, will the Calculation Date be a date that is postponed by more than three Index Business Days following the original date that, but for the Market Disruption Event, would have been the Calculation Date. In that case, the third Index Business Day will be deemed to be the Calculation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Final Index Level on that third Index Business Day in accordance with the formula for and method of calculating the Index in effect prior to the Market Disruption Event using the price of each security in the Index on the primary exchange or trading system on which such security is then listed or admitted to trading (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the price that would have prevailed on the primary exchange or trading system on which such security is then listed or admitted to trading but for such suspension or limitation) as of that third Index Business Day.

A “Market Disruption Event” means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or Related Exchanges or otherwise, (A) relating to any security underlying the Index or (B) in futures or options contracts relating to the Index on any Related Exchange;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for or relating to any security underlying the Index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index on any Related Exchange;

(c) the closure on any Index Business Day of any Relevant Exchange relating to any security underlying the Index or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Relevant Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Exchange or Related Exchange on such Index Business Day for such Relevant Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the Relevant Exchange system for execution at the close of trading on such Index Business Day for such Relevant Exchange or Related Exchange; or

(d) any Index Business Day on which any Relevant Exchange or Related Exchange fails to open for trading during its regular trading session.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Relevant Exchange” means the primary exchange or market of trading of any security then included in the Index.

“Index Business Day” means any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, the Financial Industry Regulatory Authority, Inc. or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith in making a determination adversely affecting the payment of the Cash Settlement Value or interest or principal to holders of the Notes, would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE INDEX

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its composition, from publicly available sources. That information reflects the policies of and is subject to change by Standard & Poor’s. Standard & Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 7, 2008, shares of 424 companies included in the SPX are traded on the New York Stock Exchange and shares of 76 companies included in the SPX are traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of February 7, 2008, indicated in parenthesis: Industrials (56), Utilities (31), Telecommunication Services (9), Materials (28), Information Technology (71), Energy (36), Consumer Staples (39), Consumer Discretionary (87), Health Care (51) and Financials (93). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on the Standard & Poor’s website (http://www.sandp.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each Reference Index stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all Reference Index stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “Base Value”);

(v) the current aggregate market value of all Reference Index stocks is divided by the Base Value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a Reference Index stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by Standard & Poor’s of particular Reference Index stocks in the SPX, and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all Reference Index stocks, after taking account of the new market price per share of the particular Reference Index stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all Reference Index stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s’ standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an Index Reference Index’s market value.

License Agreement with Standard and Poor’s

The Company has entered or expects to enter into a non-exclusive license agreement with Standard & Poor’s providing for the license to us, in exchange for a fee, of the right to use the SPX, which is owned and published by Standard & Poor’s, in connection with certain securities, including the Notes.

The license agreement between Standard & Poor’s and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Standard & Poor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of Standard & Poor’s and of the SPX, which is determined, composed and calculated by Standard & Poor’s without regard to us or the Notes. Standard & Poor’s has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SPX. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. Standard & Poor’s has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

Standard & Poor’s does not guarantee the accuracy or the completeness of the SPX or any data included therein and Standard & Poor’s shall have no liability for any errors, omissions, or interruptions therein. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SPX or any data included therein. Standard & Poor’s makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the SPX or any data included therein. Without limiting any of the foregoing, in no event shall Standard & Poor’s have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between Standard & Poor’s and the Company.”

Historical Data on the SPX

The following table sets forth the month-end closing index levels of the SPX for each month in the period from January 1998 through January 2008. The SPX’s closing index levels listed below were obtained from the Bloomberg Financial Service, without independent verification by the Company. The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to its the Initial Index Level during the term of the Notes.

The closing index level of the SPX on February 7, 2008 was 1,336.91.

Month End Closing Index Levels: January 1998 -January 2008

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	980.28	1,279.64	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.27	1,280.08	1,438.24	1,378.55
February	1,049.34	1,238.33	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60	1,280.66	1,406.82	-
March	1,101.75	1,286.37	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59	1,294.83	1,420.86	-
April	1,111.75	1,335.18	1,452.43	1,249.46	1,076.92	916.92	1,107.30	1,156.85	1,310.61	1,482.37	-
May	1,090.82	1,301.84	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50	1,270.09	1,530.62	-
June	1,133.84	1,372.71	1,454.60	1,224.42	989.82	974.50	1,140.84	1,191.33	1,270.20	1,503.35	-
July	1,120.67	1,328.72	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18	1,276.66	1,455.27	-
August	957.28	1,320.41	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33	1,303.82	1,473.99	-
September	1,017.01	1,282.71	1,436.51	1,040.94	815.28	995.97	1,114.58	1,228.81	1,335.85	1,526.75	-
October	1,098.67	1,362.93	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01	1,377.94	1,549.38	-
November	1,163.63	1,388.91	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48	1,400.63	1,481.14	-
December	1,229.23	1,469.25	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29	1,418.30	1,468.36	-

The following graph illustrates the historical performance of the SPX based on the closing level on the last Index Business Day of each month from January 1998 to January 2008.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary does not discuss the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Notes) more than 5 percent of any entity included in the Index. This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

This summary was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state, or local tax penalties. This summary was written in connection with the promotion or marketing by the Issuer of the Notes addressed in this summary. Prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes based on the taxpayer’s particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash-settled executory contracts with respect to the Index. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

It is possible that one or more of the components of the index may be treated as a “pass-thru entity” for purposes of section 1260 of the Code. In this case, it is possible that the Notes may be subject to the “constructive ownership” rules of section 1260 of the Code. If section 1260 applies to the Notes, the portion of any long-term capital gain that is recognized on the sale, exchange, maturity, or other taxable disposition of the Notes and is attributable to a component of the Index that is a pass-thru entity for purposes of section 1260 of the Code may be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult their tax advisors as to the possibility that one or more of the components of the Index is treated as a pass-thru entity for purposes of section 1260, and section 1260 applies to their Notes.

Alternative Characterizations and Treatments

Although we intend to treat each Note as a pre-paid cash-settled executory contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for U.S. federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for U.S. federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to the Notes, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts and therefore similar timing issues may exist in the case of executory contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward or executory contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

On December 7, 2007, the Internal Revenue Service and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (such as a note that we intend (and you agree) to treat as a forward or other executory contract, or as a put and a deposit, for U.S. federal income tax purposes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

Other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the amount, the timing and the character of the income, gain, or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

In general, the gain realized on the maturity, sale, exchange or other disposition of the Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, in which case the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax, or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied, in which case the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder's capital gains derived from the maturity, sale, exchange, retirement or other disposition of the Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holder of Notes that are not exempt from the reporting requirements.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and Bear Stearns Securities Corp. is considered a “disqualified person” under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s (direct or indirect) acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the stocks included in the Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual futures contracts on the Index and on stocks included in the Index, futures contracts on the Index and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the level of the Index), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the level of the Index, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$3,000,000
Total	$3,000,000

The Agent intends to initially offer $3,000,000 of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining principal amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at a discount of 0.10% of the price at which the Notes are offered to the public. Bear Stearns may reallow a discount to other agents not in excess of 0.10% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $450,000 at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market will develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		The Bear Stearns Companies Inc. $3,000,000 Medium-Term Notes, Series B Linked to the Standard and Poor’s 500® Index Due March 13, 2009 PRICING SUPPLEMENT Bear, Stearns & Co. Inc. February 12, 2008
TABLE OF CONTENTS

Pricing Supplement
	Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-6
Risk Factors	PS-10
Description of the Notes	PS-17
Description of the Index	PS-25
Certain U.S. Federal Income Tax Considerations	PS-29
Certain ERISA Considerations	PS-32
Use of Proceeds and Hedging	PS-33
Supplemental Plan of Distribution	PS-33
Legal Matters	PS-34

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47

Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49